                                                                    EXHIBIT 7(b)

                  Euramax International plc and Subsidiaries
              Pro Forma Condensed Combined Financial Statements
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

The following unaudited Pro Forma Condensed Combined Financial Statements have been prepared by taking the historical financial statements of Euramax International plc and Gentek Holdings, Inc and its Subsidiary Gentek Building Products, Inc. and giving effect to the Transaction as if it had occurred on June 28, 1997 in respect to the Balance Sheet and January 1, 1996 in respect to the Statements of Earnings. Fabral's historical financial statements are presented on a calendar-month basis ending June 30, 1997, whereas the Company's financial statements are presented on a 4-4-5 reporting basis with the period ending on June 28, 1997. Management does not believe the difference in reporting periods has significant impact upon the pro forma statements. The unaudited Pro Forma Condensed Combined Financial Statements do not purport to be indicative of the results that would actually have been obtained if the Transaction had occurred on the date indicated or of the results that may be obtained in the future. The pro forma adjustments, as described in the accompanying footnotes, are based on available information and certain assumptions that management believes are reasonable.

The Transaction was accounted for under the purchase method of accounting. The initial purchase price, including the related fees and expenses, has been allocated to the assets and liabilities of Fabral based upon management's preliminary estimates of their fair value, with the remainder allocated to goodwill. Such initial purchase price is subject to adjustment based upon the completion of an audit to determine the change in Fabral's net tangible assets from December 31, 1996 through July 14, 1997. Management has estimated such change in connection with the preparation of the Pro Forma Condensed Combined Financial Statements and does not expect further adjustments to the purchase price to be significant. Additionally, the allocation of purchase price for the Transaction is subject to revision when additional information concerning asset and liability valuation becomes available. The pro forma earnings adjustments include adjustments to interest expense related to the Additional Borrowings, amortization of goodwill relating to the allocation of the purchase price and the related income tax effects. The pro forma balance sheet adjustments include adjustments to long-term debt related to the Additional Borrowings to fund the Transaction, as well as related acquisition fees and expenses; and adjustments to assets and liabilities of Fabral to allocate the purchase price, with the remainder allocated to goodwill.

                  Euramax International plc and Subsidiaries
                  Pro Forma Condensed Combined Balance Sheet
                             As of June 28, 1997
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

                                                    EURAMAX
                                                  INTERNATIONAL              TOTAL      PRO FORMA
                                                      PLC        FABRAL    HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                  ------------  ---------  ----------  -----------  -----------
                                                   ASSETS
Current assets:
 Cash and cash equivalents......................   $   12,558   $      18  $   12,576   $  --        $  12,576
 Cash in escrow.................................       12,764        --        12,764      --           12,764
 Accounts receivable, net.......................       72,801      16,280      89,081      --           89,081
 Inventories....................................       79,622      15,632      95,254         500(b)    95,754
 Deferred income taxes..........................          819         282       1,101      --            1,101
 Other current assets...........................        3,185          87       3,272      --            3,272
                                                  ------------  ---------  ----------  -----------  -----------
  Total current assets..........................      181,749      32,299     214,048         500      214,548
Property, plant and equipment, net..............       98,671      10,862     109,533      --    (b)   109,533
Deferred income taxes...........................       --           8,170       8,170      --            8,170
Goodwill........................................       42,464         713      43,177      31,923(b)    75,100
Other assets....................................       11,201       1,085      12,286         165(c)    12,451
                                                  ------------  ---------  ----------  -----------  -----------
                                                   $  334,085   $  53,129  $  387,214   $  32,588    $ 419,802
                                                  ------------  ---------  ----------  -----------  -----------
                                                  ------------  ---------  ----------  -----------  -----------


                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable...............................   $   48,924   $   6,541  $   55,465   $  --        $  55,465
 Accrued expenses...............................       25,900       1,106      27,006         625(a)    27,631
 Current maturities of long-term debt...........        2,845      --           2,845      --            2,845
                                                  ------------  ---------  ----------  -----------  -----------
  Total current liabilities.....................       77,669       7,647      85,316         625       85,941
Long-term debt, less current maturities.........      197,024      --         197,024      77,375(a)   274,399
Other liabilities...............................        5,717          70       5,787      --            5,787
Deferred income taxes...........................       11,493      --          11,493      --           11,493
                                                  ------------  ---------  ----------  -----------  -----------
  Total liabilities.............................      291,903       7,717     299,620      78,000      377,620
                                                  ------------  ---------  ----------  -----------  ------------
Redeemable preference shares....................       37,698      --          37,698      --           37,698
                                                  ------------  ---------  ----------  -----------  -----------
Ordinary shareholders' equity:
 Ordinary shares................................        1,000          14       1,014         (14)(d)    1,000
 Additional paid-in capital.....................       --          27,663      27,663     (27,663)(d)     --
 Retained earnings (deficit)....................        4,439     (16,678)    (12,239)     16,678 (d)    4,439
 Note payable-Alcan to be retained by sellers...       --          34,413      34,413     (34,413)(d)     --
 Foreign currency translation adjustment........         (955)     --            (955)     --             (955)
                                                  ------------  ---------  ----------  -----------  -----------
  Total ordinary shareholders' equity...........        4,484      45,412      49,896     (45,412)       4,484
                                                  ------------  ---------  ----------  -----------  -----------
                                                   $  334,085   $  53,129  $  387,214   $  32,588    $ 419,802
                                                  ------------  ---------  ----------  -----------  -----------
                                                  ------------  ---------  ----------  -----------  -----------

       See Notes to Pro Forma Condensed Combined Financial Statements.

                     Euramax International plc and Subsidiaries
                  Pro Forma Condensed Combined Statement of Earnings
                           (Thousands of U.S. Dollars)
                                   (Unaudited)


                               EURAMAX INTERNATIONAL PLC            FABRAL      FOR THE YEAR ENDED DECEMBER 27, 1996
                        ----------------------------------------    ------      ------------------------------------
                                        SUCCESSOR     COMBINED
                         PREDECESSOR     FOR THE      FOR THE
                        FOR THE NINE      THREE      YEAR ENDED     FOR THE
                        MONTHS ENDED   MONTHS ENDED   DECEMBER     YEAR ENDED                PRO FORMA
                        SEPTEMBER 25,  DECEMBER 27,      27,      DECEMBER 31,    TOTAL       ADJUST-
                            1996           1996         1996          1996      HISTORICAL     MENTS      PRO FORMA
                        -------------  ------------  -----------  ------------  ----------  -----------  -----------
Net Sales.............   $   363,308    $  125,529    $ 488,837    $  107,186   $  596,023   $  --        $ 596,023
                        -------------  ------------  -----------  ------------  ----------  -----------  ------------
Costs and expenses:
  Cost of goods sold..       300,185       104,055      404,240        91,382      495,622      --          495,622
  Selling and general.        33,286        10,950       44,236         5,793       50,029      --           50,029
  Depreciation and
   amortization.......         6,995         2,591        9,586         1,022       10,608         913(e)    11,521
                        -------------  ------------  -----------  ------------  ----------  -----------  ------------
                             340,466       117,596      458,062        98,197      556,259         913      557,172
                        -------------  ------------  -----------  ------------  ----------  -----------  ------------
  Earnings from
   operations.........        22,842         7,933       30,775         8,989       39,764        (913)      38,851
Interest expense,
  net.................          (622)       (6,187)      (6,809)       (3,811)     (10,620)     (3,196)(f)  (13,816)
Other income
  (expense), net......          (298)         (235)        (533)           71         (462)     --             (462)
                        -------------  ------------  -----------  ------------  ----------  -----------  ------------
  Earnings before income
   taxes...............       21,922         1,511       23,433         5,249       28,682      (4,109)      24,573
  Provision for income
   taxes...............        8,342           505        8,847         2,052       10,899      (1,183)(g)    9,716
                        -------------  ------------  -----------  ------------  ----------  -----------  -----------
  Net earnings.........       13,580         1,006       14,586         3,197       17,783      (2,926)      14,857
Dividends on redeemable
  preference shares...       --             (1,191)      (1,191)       --           (1,191)     --           (1,191)
                        -------------  ------------  -----------  ------------  ----------  -----------  -----------
Net earnings available
  for ordinary
  shareholders........   $   $13,580     $   (185)  $   13,395     $   3,197    $  16,592   $  (2,926)   $  13,666
                        -------------  ------------  -----------  ------------  ----------  -----------  ----------
                        -------------  ------------  -----------  ------------  ----------  -----------  ----------

    See Notes to Pro Forma Condensed Combined Financial Statements.

                      Euramax International plc and Subsidiaries
                 Pro Forma Condensed Combined Statement of Earnings
                      For the six months ended June 28, 1997
                           (Thousands of U.S. Dollars)
                                 (Unaudited)

                                              EURAMAX
                                            INTERNATIONAL                 TOTAL          PRO FORMA
                                                PLC        FABRAL       HISTORICAL      ADJUSTMENTS    PRO FORMA
                                            ------------  ---------  ----------------  -------------  -----------
Net Sales.................................   $  251,163   $  50,827  $        301,990    $  --         $ 301,990
                                            ------------  ---------  ----------------       ------    -----------
Costs and expenses:
  Cost of goods sold......................      201,101      44,443           245,544       --           245,544
  Selling and general.....................       22,530       3,058            25,588       --            25,588
  Depreciation and amortization...........        5,294         574             5,868          456(e)      6,324
                                            ------------  ---------  ----------------       ------    -----------
                                                228,925      48,075           277,000          456       277,456
                                            ------------  ---------  ----------------       ------    -----------
  Earnings from operations................       22,238       2,752            24,990         (456)       24,534
Interest expense, net.....................      (11,197)     (2,141)          (13,338)      (1,363)(f)   (14,701)
Other income (expense), net...............         (185)          4              (181)      --              (181)
                                            ------------  ---------  ----------------       ------    -----------
  Earnings before income taxes............       10,856         615            11,471       (1,819)        9,652
  Provision for income taxes..............        3,723         240             3,963         (504)(g)     3,459
                                            ------------  ---------  ----------------       ------    -----------
  Net earnings............................        7,133         375             7,508       (1,315)        6,193
Dividends on redeemable preference
  shares..................................       (2,508)     --                (2,508)      --            (2,508)
                                            ------------  ---------  ----------------       ------    -----------
Net earnings available for ordinary
  shareholders............................   $    4,625   $     375  $          5,000      $(1,315)    $   3,685
                                            ------------  ---------  ----------------       ------    -----------
                                            ------------  ---------  ----------------       ------    -----------

    See Notes to Pro Forma Condensed Combined Financial Statements.

                     Euramax International plc and Subsidiaries
             Notes to Pro Forma Condensed Combined Financial Statements
                            (Thousands of U.S. Dollars)
                                    (Unaudited)

The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects the Transaction as if it had occurred on June 28, 1997.

    (a) To record the acquisition of the stock of Gentek Holdings, Inc. and its wholly owned subsidiary Gentek Building Products, Inc., determined as follows:

Purchase price (Additional Borrowings).............................  $  72,000
Estimated net tangible asset adjustment............................      4,000
Deferred Financing and Acquisition costs paid at closing...........      1,375
                                                                      ---------
   Total cash......................................................     77,375
   Accrued deferred financing and acquisition costs................        625
                                                                      ---------
                                                                     $  78,000
                                                                      ---------
                                                                      ---------

    (b) To allocate purchase price to assets acquired and excess purchase price to goodwill ($32,636), net of elimination of goodwill ($713) from Fabral historical financial statements. Based upon a preliminary assessment, the historical values of property, plant and equipment recorded by Fabral are deemed to approximate fair value. These asset values are subject to adjustment based upon further review, but management does not expect such adjustment to be significant.

    (c) To record deferred financing fees of $1,250, net of $1,085 to eliminate various intangible assets recorded on Fabral historical financial statements.

    (d) To eliminate equity, additional paid-in capital and retained deficit of Fabral, as well as the Alcan note payable to be retained by sellers.

    The Pro Forma Condensed Combined Statements of Earnings (Unaudited) reflect the Transaction as if it had occurred on January 1, 1996, as follows:

    (e) The adjustment reflects Goodwill amortization of $1,088 and $544 for the year ended December 31, 1996 and six months ended June 28, 1997, respectively, net of elimination of Fabral historical amortization expense of $175 and $88, respectively.

The Company used the purchase method of accounting for the Transaction. The initial purchase price for the Transaction, including the related fees and expenses, has been allocated to the assets and liabilities of the Company based upon management's preliminary estimates of their fair value, with the remainder allocated to goodwill in the amount of $32,636. Goodwill is amortized over a 30 year period.

                     Euramax International plc and Subsidiaries
          Notes to Pro Forma Condensed Combined Financial Statements--Continued
                            (Thousands of U.S. Dollars)
                                    (Unaudited)

    (f) Increase in net interest expense resulting from the pro forma capitalization (Additional Borrowings plus estimated net tangible asset adjustment) necessary to fund the Transaction. Components of this increase are:

                                             YEAR ENDED        SIX MONTHS ENDED
                                          DECEMBER 27, 1996     JUNE 28, 1997
                                          -----------------  -----------------
Interest Expense
  Revolving credit facility $38,000 at
   8.4375%.................................    $3,206               $1,603
  Tranche A term loan $20,000 at 8.4375%...     1,688                  844
  Tranche C term loan $20,000 at 8.9375%...     1,788                  894
  Commitment fee on unused revolving
   credit..................................        75                   38
                                             ---------           ---------
  Cash interest expense....................     6,757                3,379
  Amortization of deferred financing costs
   $1.25 million over 5 years..............       250                  125
                                             ---------           ----------
  Pro forma interest expense...............     7,007                3,504
  Elimination of Fabral historical interest
    expense................................    (3,811)              (2,141)
                                             ----------           ----------
                                               $3,196              $ 1,363
                                             ----------           ----------
                                             ----------           ----------


Interest rates used for the revolving credit facility and terms loans are based upon the actual LIBOR borrowing rate at June 28, 1997 plus 2.75% for the revolving credit facility and Tranche A term loans and 3.25% for the Tranche C term loans.

If interest rates increased by 0.25%, total interest expense related to the additional borrowings would increase by $195 for the year ended December 31, 1996, and $98 for the six months ended June 28, 1997.

    (g) Net decrease in provision for income taxes as a result of the above adjustments, except for goodwill which is not a deductible tax expense, at an assumed tax rate of 37%.